Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

VitalStream Holdings, Inc.,

PlayStream, Inc., and

PlayStream, LLC

April 27, 2005

TABLE OF CONTENTS

Definitions	1

Basic Transaction	8

Purchase and Sale of Assets	8

Consideration Provided by Buyer for Acquired Assets	9

The Closing	10

Deliveries at the Closing	10

Legends	10

Legends	10

Investment Representations of PlayStream	11

Experience	11

Investment	11

Rule 144	11

Access to Data/Representations	11

Legends	12

Principal Place of Business	12

No Distribution	12

Representations and Warranties of PlayStream	12

Organization of PlayStream	12

Authorization of Transaction	12

Noncontravention	12

Brokers' Fees	13

Title to Assets; Sufficiency of Assets	13

Capitalization and Subsidiaries	13

Financial Statements	14

Events Subsequent to Most Recent Fiscal Month End	15

Undisclosed Liabilities; Limited Liabilities	17

Legal Compliance	17

Tax Matters	17

Real Property	18

Intellectual Property	18

Tangible Assets	21

[reserved]	21

Contracts	21

Notes and Accounts Receivable/Payable	23

Powers of Attorney	23

Insurance	23

Litigation	24

Services Warranty	24

[reserved]	24

Employees	24

Employee Benefits	25

Guaranties	26

Environmental, Health, and Safety Matters	26

Certain Business Relationships With PlayStream and Its Subsidiaries	27

Disclosure	27

Customers and Suppliers.	27

No Other Agreement to Sell Assets	28

Personal Guarantees and Indebtedness	28

Representations and Warranties of the Buying Parties	28

Organization of the Buyer	28

Authorization of Transaction	28

Noncontravention	28

Brokers' Fees	29

Capitalization	29

SEC Filings	29

Valid Issuance	30

Consents	30

No Material Adverse Change	30

SEC Filings	31

Tax Matters	31

Certificates, Authorities and Permits	31

No Labor Disputes	31

Litigation	31

Financial Statements	32

Listing	32

No Manipulation of Stock	32

Contracts	32

Internal Controls	32

Disclosures	33

Pre-Closing Covenants	33

General	33

Notices and Consents	33

Operation of Business	33

Preservation of Business	33

Full Access	33

Notice of Developments	34

Exclusivity	34

Supplements to Schedules	34

Obligation to Close	34

Conditions to Obligation of the Buying Parties	34

Conditions to Obligation of PlayStream	36

Termination	37

Termination of Agreement	37

Effect of Termination	38

Post-Closing Covenants	38

General	38

Litigation Support	38

Transition	38

Confidentiality	38

Legend Removal	39

No Distribution or Liquidation	39

PlayStream Employees	39

Assets Requiring Consent/Notice	40

Name Change	40

Insurance	40

Remedies for Breaches of this Agreement	40

Survival of Representations and Warranties	41

Indemnification Provisions for Benefit of the Buying Parties and PlayStream	41

Matters Involving Third Parties	41

Characterization of Payments	42

Limitations; Escrow Shares	42

Miscellaneous	43

Press Releases and Public Announcements	43

No Third-Party Beneficiaries	43

Entire Agreement	43

Succession and Assignment	43

Counterparts	43

Headings	44

Notices	44

Governing L	45

Amendments and Waivers	45

Severability	45

Expenses	45

Construction	45

Incorporation of Exhibits and Schedules	45

Specific Performance	45

Submission to Jurisdiction	46

Waiver of Trial By Jury	46

ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement (this "Agreement") is entered into as of April 27, 2005, by and among VitalStream Holdings, Inc., a Nevada corporation ("Holdings"), PlayStream, Inc., a Nevada corporation (the "Buyer"; collectively with Holdings, the "Buying Parties"), and PlayStream, LLC, a Washington limited liability company ("PlayStream"). The Buying Parties and PlayStream are referred to collectively herein as the "Parties."

RECITALS

            A.             PlayStream is in the business of providing Internet streaming, support and related services (the "Business").

            B.             PlayStream desires to sell substantially all of its assets and certain liabilities related to the Business to Buyer, and Buyer desires to purchase such assets and assume such liabilities from PlayStream, in exchange for consideration set forth herein, all upon the terms and subject to the conditions of this Agreement.

            C.             PlayStream and the Buying Parties are willing to make certain representations, warranties, covenants and agreements in connection with such sale and purchase.

            D.             It is intended that such sale and purchase shall not constitute a reorganization within the meaning of Section 368 of the Code or under any other relevant section of the Code, and that this Agreement shall not constitute a "plan of reorganization" for purposes of Section 368 of the Code.

AGREEMENT

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.             Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

            "Accrued Liabilities" shall have the meaning set forth in Section 2(b)(i)(A).

            "Acquired Assets" means all of the assets owned or used by PlayStream as of March 31, 2005, plus any assets acquired in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and on or before the Closing Date and less any properties or assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and on or before the Closing Date, including, without limitation, all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as computers, servers, racks, machinery, equipment, goods, furniture, automobiles, trucks, tools, and replacement parts), (c) Intellectual Property, remedies against infringements thereof, (d) rights and benefits under leases, subleases, and rights thereunder, (e) rights and benefits under Acquired Contracts, agreements, contracts, indentures, mortgages, instruments, Encumbrances, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (such as the capital stock in its Subsidiaries), (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) Cash (including all monies contained in all bank, trust, lock box, sweep or similar accounts), and (l) accounts receivable; provided, however, that the Acquired Assets shall not include any of the foregoing to the extent expressly included in the Excluded Assets.

            "Acquired Contracts" means all contracts, leases, accounts receivable, licenses and other agreements or arrangements of PlayStream other than any Excluded Asset or any contract, lease or other agreement included in the Excluded Liabilities. For the purpose of clarity, the following agreements shall be included in the Acquired Contracts: (a) that certain Master Services Agreement, and the Services Addendum, dated March 21, 2005 between PlayStream and Fisher Media Services Company for PlayStream's office space, and (b) that certain Internap Master Services Agreement effective as of April 1, 2005 between PlayStream and Internap.

            "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

            "Affiliate" has the meaning set forth in Rule 12b-2 of Regulation 12B promulgated under the Securities Exchange Act.

            "Agreement" has the meaning set forth in the preface above.

            "Asset(s) Requiring Consent/Notice" means anything that would be an Acquired Contract or other Acquired Asset (including any claim, contract, commitment, sales order or purchase order or any right or any benefit arising thereunder or resulting therefrom) except that prior consent of another Person is required for transfer or assignment thereof and such consent has not been obtained as of the Closing Date.

            "Assumed Liabilities" shall have the meaning set forth in Section 2(b)(i).

            "Assumed Severance Liability" shall have the meaning set forth in Section 2(b)(i)(E).

            "Authorized Buyer Party" shall mean Philip N. Kaplan, Chief Operating Officer, President and Director of Holdings, Mark Z. Belzowski, Chief Financial Officer of Holdings, or Arturo Sida, General Counsel of Holdings.

             "Business" has the meaning set forth in the recitals above.

            "Buyer" has the meaning set forth in the preface above.

            "Buying Parties" has the meaning set forth in the preface above.

            "Cancellation and Service Credit Obligations" shall have the meaning set forth in Section 2(b)(i)(C).

            "Cash" means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

            "Cause" means (a) gross neglect or willful material breach of an employee's principal employment responsibilities or duties, (b) a final judicial adjudication of guilt, a guilty plea or plea of no contest by an employee with respect to a felony or a gross misdemeanor involving fraud, theft, conversion, embezzlement or other crime pertaining to the unlawful use or possession of another's property, (c) fraudulent conduct as determined by a court of competent jurisdiction in the course of an employee's employment with PlayStream, (d) the unreasonable refusal by an employee to perform the responsibilities or duties of the employee's position in any material respect, (e) intoxication, including without limitation the use of a prohibited controlled substance (without a valid prescription) during work hours, or (f) or a final judicial adjudication of guilt, a guilty plea or plea of no contest by an employee with respect to the use of prohibited controlled substances (without a valid prescription) at any time.

            "Class A Units" means Class A Units of PlayStream.

            "Class B Units" means Class B Units of PlayStream.

            "Closing" has the meaning set forth in Section 2(d) below.

            "Closing Date" has the meaning set forth in Section 2(d) below.

            "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Confidential Information" means any information regarding the business and affairs of PlayStream and its Subsidiaries or Holdings and its Subsidiaries that is not generally available to the public on the date hereto and that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, any Person. Information that may be included in Confidential Information includes matters of a technical nature (including Intellectual Property, know-how, computer programs, software, patented and unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above.

            "Controlled Group" has the meaning set forth in Code Section 1563.

            "Employee Transition Date" has the meaning set forth in Section 9(g).

            "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

            "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 4(2).

            "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 4(1).

            "Encumbrance" shall mean any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

            "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law and all judicial and administrative orders and determinations, and all contractual obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as now or previously in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means each entity which is treated as a single employer with PlayStream for purposes of Code Section 414.

            "Escrow Agent" has the meaning set forth in the Escrow Agreement.

            "Escrow Agreement" means the Escrow Agreement, dated as of the Closing Date, by and among Holdings, the Buyer, PlayStream and the Escrow Agent in the form of Exhibit A attached hereto, as amended, modified, restated, superseded or replaced from time to time.

            "Escrow Fund" has the meaning set forth in the Escrow Agreement.

            "Escrow Shares" has the meaning set forth in Section 2(c)(iv).

            "Excluded Assets" means (i) the charter documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of PlayStream as a limited liability company, (ii) any of the rights of PlayStream under this Agreement, any Transaction Document, any side agreement between PlayStream on the one hand and either of the Buying Parties on the other hand entered into on or after the date of this Agreement, and (iii) the assets listed on Exhibit B attached hereto.

            "Excluded Liabilities" shall have the meaning set forth in Section 2(b)(ii).

            "Fiduciary" has the meaning set forth in ERISA Section 4(21).

            "Financial Statements" has the meaning set forth in Section 4(g) below.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            "Good Reason" means, without an employee's express written consent:

(a)              (i) The assignment to the employee of duties, or limitation of the employee's responsibilities, inconsistent with the employee's title, position, duties, responsibilities and status with PlayStream to the extent such employee held such title, position, duties, responsibilities and status at all times from December 31, 2004 to Closing, or (ii) removal of the employee from, or failure to re-elect the employee to any of the employee's positions with PlayStream to the extent such employee held such positions at all times from December 31, 2004 to Closing, except in connection with the involuntary termination of the employee's employment for Cause or as a result of the employee's death or disability.

(b)             failure of Buyer to pay, or reduction by Buyer of, the employee's annual base salary, as reflected in Section 4(w) of the PlayStream Disclosure Schedule; or

(c)             the relocation of the principal place of the employee's employment to a location that is more than 50 miles further from the employee's principal residence than such principal place of employment immediately prior to the Closing.

            "Holdings Common Stock" means the common stock, $.001 par value, of Holdings.

            "Holdings" has the meaning set forth in the preface above.

            "Holdings' knowledge" is applicable to certain of those warranties and representations set forth in Section 5 of this Agreement or elsewhere in this Agreement, which are subject to the qualification "to Holdings' knowledge" or "to the knowledge of Holdings," or otherwise limited to matters "known" to Holdings. Holdings will be deemed to have "knowledge" of a matter if Philip N. Kaplan, Chief Operating Officer, President and Director of Holdings, Mark Z. Belzowski, Chief Financial Officer of Holdings, or Arturo Sida, General Counsel of Holdings, has actual knowledge of the matter after making reasonable inquiry and reasonable diligence with respect to the matter in question.

            "Holdings Material Adverse Effect" shall mean an effect or effects which, individually or in the aggregate is materially adverse to the business, financial condition, assets, or operations of Holdings and its Subsidiaries, taken as a whole.

            "Indemnified Party" has the meaning set forth in Section 10(c) below.

            "Indemnifying Party" has the meaning set forth in Section 10(c) below.

            "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, including the trade name "PlayStream," (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source code, and related documentation), (g) all other proprietary rights, (h) all copies and embodiments thereof (in whatever form or medium), and (i) with respect to each of the foregoing, all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, and rights to protection of interests therein under the laws of all jurisdictions.

            "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "Market Value" means, with respect to the Holdings Common Stock, the average of the closing price, as reported by the principal United States market for the Holdings Common Stock, of the Holdings Common Stock on the twenty (20) trading days preceding the date of determination.

            "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

            "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

            "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

            "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

            "Most Recent Form 10-K" has the meaning set forth in Section 3(d)(i) below.

            "Multiemployer Plan" has the meaning set forth in ERISA Section 4(37).

            "Open Source Materials" has the meaning set forth in Section 4(m)(vi) below.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Party" has the meaning set forth in the preface above.

            "Person" means an individual, a partnership, a limited liability company, limited partnership, a limited liability partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "Permitted Encumbrances" means (a) liens of current taxes and assessments not yet delinquent, (b) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen, landlords and the like, and (c) liens described in Section 4(e) of the PlayStream Disclosure Schedule.

            "PlayStream" has the meaning set forth in the preface above.

            "PlayStream Disclosure Schedule" has the meaning set forth in Section 4 below.

            "PlayStream Material Adverse Effect" shall mean an effect or effects which, individually or in the aggregate is materially adverse to the business, financial condition, assets, or operations of PlayStream and its Subsidiaries, taken as a whole.

            "PlayStream's knowledge" is applicable to certain of those warranties and representations set forth in Section 4 of this Agreement or elsewhere in this Agreement, which are subject to the qualification "to PlayStream's knowledge" or "to the knowledge of PlayStream," or otherwise limited to matters "known" to PlayStream. PlayStream will be deemed to have "knowledge" of a matter if George Grubb or James Mutton, has actual knowledge of the matter after making reasonable inquiry and reasonable diligence with respect to the matter in question.

            "PlayStream's Representative" means George Grubb.

            "PlayStream's Standard Severance" means the severance arrangement described in Section 6 of the employee manual of PlayStream, as provided to the Buying Parties.

            "Prepaid Accounts" shall have the meaning set forth in Section 2(b)(i)(D).

            "Purchase Price" has the meaning set forth in Section 2(c) below.

            "Purchase Shares" has the meaning set forth in Section 2(c)(i) below.

            "Reed Capital" means Reed Global Capital, LLC.

            "Reportable Event" has the meaning set forth in ERISA Section 4043.

            "SEC Filings" has the meaning set forth in Section 5(f).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) previously owned or currently owns a majority of the equity interest or previously had or currently has the power to vote or direct the voting of sufficient securities to elect the primary governing body of that Person.

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, any report on Schedule K-1 (Form 1041) and similar state or local reports of equity owner's shares of income, deductions, etc.

            "Third Party Claim" has the meaning set forth in Section 10(c)(i) below.

            "Transaction Documents" means this Agreement, the Escrow Agreement, the Warrants, the Employment Agreement with George Grubb, the Bill of Sale, the Assignment and Assumption of Acquired Contracts, the Assignment of Intellectual Property, and any other document, schedule, letter, certificate or agreement attached hereto as an Exhibit or delivered pursuant to this Agreement or in connection with the transactions described herein.

            "Transaction Securities" means the Purchase Shares, the Warrants and the Warrant Shares.

            "Units" means Class A Units, Class B Units and any other membership unit, security or right that represents an ownership interest in PlayStream.

            "VitalStream Disclosure Schedule" has the meaning set forth in Section 5 below.

            "Warrants" has the meaning set forth in Section 2(c)(iii) below.

            "Warrant Shares" means the shares of Holdings Common Stock issuable upon the exercise of the Warrants.

2.             Basic Transaction.

                         (a)             Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from PlayStream, and PlayStream agrees to sell, transfer, convey, and deliver to the Buyer, subject to any Permitted Encumbrances, all of PlayStream's right, title and interest in and to the Acquired Assets, as such right, title and interest shall exist at the Closing for the consideration specified below in this Section 2. In the event that PlayStream receives possession of any Acquired Assets following Closing, PlayStream shall promptly deliver such Acquired Assets to Buyer.

                        (b)             Assumed /Excluded Liabilities.

                                     (i)             Assumed Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Buyer will assume and agrees to pay, defend, discharge and perform as and when due the following liabilities and obligations of PlayStream (the "Assumed Liabilities") other than any of the following that are specifically identified in Section 2(b)(ii) as Excluded Liabilities:

                                     (A)          all Liabilities reflected on the Most Recent Balance Sheet (including the notes thereto);

                                     (B)          all Liabilities incurred by PlayStream in the Ordinary Course of Business between the Most Recent Fiscal Month End and the Closing Date;

                                     (C)          all amounts owed by PlayStream to Rose, Snyder and Jacobs in excess of $20,000;

                                     (D)          all Liabilities and obligations under the Acquired Contracts (but not as a result of any breach or non-performance by PlayStream of any term of the Acquired Contract prior to Closing); and

                                     (E)          the obligation to pay severance equal to three month's salary plus PlayStream's Standard Severance to any former employee of PlayStream, other than George Grubb, who (i) accepts an offer for employment by Buyer at or about Closing, (ii) was an employee of PlayStream as of March 15, 2005 and immediately prior to Closing and (iii) is discharged, without Cause or terminates his employment with Buyer with Good Reason, during the first twelve months following the Closing Date (the "Assumed Severance Liability").

In the event that PlayStream receives any invoices, requests for payment or other obligations with respect to any Assumed Liabilities following Closing, PlayStream shall promptly send such items to Buyer for payment by Buyer.

                                     (ii)  Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or be liable for any of the following liabilities or obligations of PlayStream (the "Excluded Liabilities") and none of the following liabilities or obligations will be Assumed Liabilities for purposes of this Agreement:

                                     (A)          any of PlayStream's Liabilities or obligations under this Agreement or any other Transaction Document;

                                     (B)          any of PlayStream's Liabilities or obligations for expenses, income taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and brokers' fees, including any brokers' fees to Reed Capital pursuant to that certain Engagement Letter dated January 25, 2005 between Reed Capital and PlayStream; excluding the amounts identified in Section 2(b)(i)(C);

                                     (D)          except for the Assumed Severance Liability and the obligations with respect to accrued but unpaid paid time off described in Section 9(g), any Liabilities or obligations with respect to accrued wages payable to employees of PlayStream up to the Closing Date (even if such individuals are subsequently hired by the Buying Parties);

                                     (E)         any Liabilities or obligations with respect to any amount of Taxes (including interest, penalties and additions to such Taxes) that arose or accrued before the Closing Date in excess of the accrued amount identified on the Most Recent Balance Sheet;

                                     (F)          any of PlayStream's Liabilities or obligations arising by reason of any violation by PlayStream, its agents or affiliates of any federal, state, local or foreign law or any requirement of any governmental authority or by reason of any breach or alleged breach by PlayStream, its agents or affiliates of any agreement, contract, lease, commitment, instrument, judgment, order or decree (regardless of when any such violation or breach is asserted or alleged to have occurred); and

                                     (G)          any Liability or obligation of PlayStream for the payment of dividends or the repurchase or other acquisition of any equity interest in PlayStream.

                                     (iii)             On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability not included within the definition of Assumed Liabilities.

                         (c)             Consideration Provided by Buyer for Acquired Assets. Subject to the terms and conditions of this Agreement, as total consideration for the Acquired Assets (the "Purchase Price"), at the Closing:

                                     (i)             Holdings agrees to issue to PlayStream, and deliver to PlayStream or the Escrow Agent as provided in Section 2(c)(iv) below, with such legends and other restrictions as are described in Section 2(f), at the Closing, Three Million Seven Hundred Fifty Thousand (3,750,000) shares of Holdings Common Stock (the "Purchase Shares");

                                     (ii)             Buyer shall deliver to PlayStream, at the Closing, Five Hundred Thousand Dollars ($500,000);

                                     (iii)             Holdings shall transmit to PlayStream and deliver to PlayStream, with such legends and other restrictions as are described in Section 2(f), at the Closing, warrants for the purchase of up to Two Hundred Thousand (200,000) shares of Holdings Common Stock in the form attached hereto as Exhibit C (the "Warrants");

                                     (iv)             Holdings agrees to transmit to the Escrow Agent, to be held subject to the terms and conditions of the Escrow Agreement, Three Hundred Seventy-Five Thousand (375,000) of the Purchase Shares (the "Escrow Shares"). The Escrow Shares shall be available to satisfy any amounts owed by PlayStream to the Buying Parties pursuant to Section 10 of this Agreement, subject to the terms of this Agreement and the Escrow Agreement. Any portion of the Escrow Shares not used to offset indemnifiable losses as specified in Section 10 below (or reserved with respect to claimed losses related to litigation pending or threatened in writing) shall be released by the Escrow Agent to PlayStream as provided in the Escrow Agreement.

                         (d)             The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holdings in Irvine, California commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). The parties shall use commercially reasonable efforts to cause the Closing to occur by April 27, 2005.

                         (e) Deliveries at the Closing. At the Closing, (i) PlayStream will deliver to the Buyer (or cause its Affiliates to deliver to Buyer) the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to PlayStream the various certificates, instruments, and documents referred to in Section 7(b) below; and (iii); the Buyer will deliver to PlayStream and/or the Escrow Agent the consideration specified in Section 2(c) above.

                         (f) Legends. Each Purchase Share will be imprinted with a legend substantially in the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT."

In the absence of a registration statement covering the transfer of a Purchase Share, PlayStream or any subsequent holder desiring to transfer a Purchase Share first must furnish Holdings with a written opinion reasonably satisfactory to Holdings in form and substance from counsel reasonably satisfactory to Holdings by reason of experience to the effect that the holder may transfer the Purchase Share as desired without registration under the Securities Act.

                         (g) Closing for Accounting Purposes. To the extent permitted by GAAP, for financial accounting purposes, the Closing shall be deemed to have occurred on April 1, 2005 (so that all revenues and expenses of PlayStream on or after that date are deemed to be revenues and expenses of the Buyer). The foregoing shall not in any way increase or decrease the scope of the Acquired Assets, Assumed Liabilities, Excluded Assets or Excluded Liabilities or affect any representation, warranty or covenant set forth in this Agreement.

            3. Investment Representations of PlayStream. PlayStream represents and warrants to the Buying Parties that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement.

                         (a)             Experience. PlayStream is experienced in evaluating technology companies such as Holdings, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that PlayStream is capable of evaluating the merits and risks of PlayStream's prospective investment in Holdings, and has the ability to bear the economic risks of the investment.

                         (b) Investment. PlayStream is acquiring the Transaction Securities for investment for PlayStream's own account and not with the view to, or for resale in connection with, any distribution thereof. PlayStream understands that the Transaction Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. PlayStream further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Transaction Securities. PlayStream understands and acknowledges that the offering of the Transaction Securities pursuant to this Agreement will not be registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

                         (c) Rule 144. PlayStream acknowledges that the Transaction Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. PlayStream is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. PlayStream covenants that, in the absence of an effective registration statement covering the stock in question, PlayStream will sell, transfer, or otherwise dispose of the Transaction Securities only in a manner consistent with Section 2(f).

                         (d) Access to Data/Representations.

                                     (i) PlayStream acknowledges and represents that in making the decision to acquire the Purchase Shares and Warrants it has relied solely upon (A) representations and warranties of the Buying Parties contained in this Agreement and the other Transaction Documents, (B) written information provided by Holdings or Buyer directly to PlayStream, and (C) information contained in the Annual Report on Form 10-K for the year ended December 31, 2004 (the "Most Recent Form 10-K") filed by Holdings with the Securities and Exchange Commission and Current Reports on Form 8-K filed by Holdings since January 1, 2005 with the Securities and Exchange Commission.

                                     (ii) PlayStream represents and affirms that none of the following information has ever been represented, guaranteed or warranted to PlayStream, expressly or by implication, by any Person: (A) the approximate or exact length of time that PlayStream will be required to remain a security holder of Holdings; (B) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of an investment in Holdings; or (C) the possibility that the past performance or experience on the part of Holdings or any affiliate, or any officer, director, employee or agent of the foregoing, might in any way indicate or predict the results of ownership of any of the Purchase Shares or the potential success of Holdings' operations.

                         (e) Legends. PlayStream understands that the certificates evidencing the Purchase Shares and other Transaction Securities will bear a legend substantially in the form set forth in Section 2(f), together with any other legends required by applicable state securities laws, and will be subject to the restrictions set forth in Section 2(f).

                         (f) Principal Place of Business. PlayStream maintains its principal place of business in the State of Washington and has received all offers, copies of the Transaction Documents and other materials regarding the Buying Parties in the State of Washington.

                         (g) No Distribution. PlayStream represents and warrants that it does not have any plans, agreements or arrangements with respect to the distribution of Transaction Securities within one year of the Closing Date.

            4. Representations and Warranties of PlayStream. PlayStream represents and warrants to the Buying Parties that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by PlayStream in connection with the Agreement (the "PlayStream Disclosure Schedule"). The PlayStream Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 4. Any matter disclosed on the PlayStream Disclosure Schedule in respect of a particular representation will be deemed to have been disclosed in respect of any other representation calling for a similar or related type of disclosure (even if such matter is not specifically referenced to the lettered and numbered paragraphs relating to such representation), if and only to the extent that, it is clear from a reading of the disclosure that it applies to such other representation.

                         (a) Organization of PlayStream. PlayStream is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization. PlayStream is duly qualified as a foreign corporation and is in good standing (where such concept applies) in the states and provinces listed on Section 4(a) of the PlayStream Disclosure Schedule, which are the only jurisdictions in which such qualification is necessary or required under applicable law as a result of the conduct of PlayStream's business or the ownership of its properties. Prior to the execution of this Agreement, PlayStream has delivered to Holdings true and complete copies of its certificate of formation and limited liability company agreement as currently in effect on the date hereof.

                         (b) Authorization of Transaction. PlayStream has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and the other Transaction Documents to which PlayStream is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, all authorizations from the members of PlayStream required under PlayStream's limited liability company agreement, certificate of formation or by Revised Code of Washington Chapter 25.15 with respect to the execution, delivery, and performance of this Agreement and the other Transaction Documents to which PlayStream is a party have been obtained. This Agreement and the other Transaction Documents to which PlayStream is a party, assuming the due authorization, execution and delivery hereof and thereof by the Buying Parties party hereto and thereto, constitute the valid and legally binding obligations of PlayStream, enforceable in accordance with their terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                         (c) Noncontravention. Neither the execution and the delivery of this Agreement or any of the other Transaction Documents to which PlayStream is a party, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of PlayStream and its Subsidiaries is subject or any provision of the certificate of formation or limited liability company agreement of PlayStream or the charter documents of any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any consent under any agreement, contract, lease, license, instrument, or other arrangement to which any of PlayStream and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Encumbrance upon any of its assets (other than Permitted Encumbrances), the occurrence of which would result in a PlayStream Material Adverse Effect. Except for any consent required by a government or governmental agency under an arrangement contemplated by clause (ii) above, none of PlayStream and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Documents to which PlayStream is a party.

                         (d) Brokers' Fees. PlayStream is obligated to pay fees to Reed Capital with respect to the transactions contemplated by this Agreement pursuant to the Engagement Letter dated January 25, 2005 by and among Reed Capital and PlayStream. Other than as set forth in such agreement, PlayStream has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. None of the Subsidiaries of PlayStream has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                         (e) Title to Assets; Sufficiency of Assets. PlayStream and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. At the Closing, PlayStream will convey to the Buyer good and marketable title to all of the Acquired Assets (other than the Assets Requiring Consent/Notice), as such right, title and interest shall exist at the Closing, free and clear of any Encumbrance (other than Permitted Encumbrances) or restriction on transfer. The Acquired Assets include all properties and assets (tangible and intangible) used in connection with the operation or conduct by PlayStream of its Business as presently conducted other than the Excluded Assets.

                         (f) Capitalization and Subsidiaries.

                                     (i)       Capitalization. There are issued and outstanding 48,341,250 Units, of which 4,716,352 are Class A Units and 43,624,898 are Class B Units, which Units have been issued to, and are held beneficially and of record by, the Persons and in the amounts listed on Section 4(f)(i) of the PlayStream Disclosure Schedule. PlayStream has delivered to the Buyer correct and complete copies of the certificate of formation and limited liability company agreement of PlayStream (as amended to date). All of the issued and outstanding Units of PlayStream have been duly authorized and are validly issued, fully paid, and nonassessable and not subject to any restriction or purchase right or forfeiture provision (other than arising under governing securities laws). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which PlayStream is a party or by which it is bound that could require PlayStream to sell, transfer, or otherwise dispose of any Units. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to PlayStream. Other than PlayStream's limited liability company agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Units of PlayStream. The minute books and other records books of PlayStream are correct and complete. PlayStream is not in default under or in violation of any provision of its certificate of formation or limited liability company agreement.

                                     (ii)      Subsidiaries. Section 4(f)(ii) of the PlayStream Disclosure Schedule sets forth for each Subsidiary of PlayStream (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Subsidiary of PlayStream is a company duly organized, validly existing, and in good standing (where such concept applies) under the laws of the jurisdiction of its incorporation. Each Subsidiary of PlayStream is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Subsidiary of PlayStream has full company power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. PlayStream has delivered to the Buyer correct and complete copies of the charter documents of each Subsidiary of PlayStream (as amended to date). All of the issued and outstanding shares of capital stock of each Subsidiary of PlayStream have been duly authorized and are validly issued, fully paid, and nonassessable. PlayStream holds of record and owns beneficially all of the outstanding shares of each Subsidiary of PlayStream, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Encumbrances (other than Permitted Encumbrances), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of PlayStream and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of PlayStream to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of PlayStream. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of PlayStream. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Subsidiary of PlayStream are correct and complete. None of the Subsidiaries of PlayStream is in default under or in violation of any provision of its charter or bylaws. None of PlayStream or its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of PlayStream.

                         (g) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and consolidating balance sheets and statements of income, changes in members' equity, and cash flow as of and for the fiscal year ended December 31, 2004 (the "Most Recent Fiscal Year End") for PlayStream and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in members' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended March 31, 2005 (the "Most Recent Fiscal Month End") for PlayStream and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of PlayStream and its Subsidiaries as of such dates and the results of operations of PlayStream and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of PlayStream and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                         (h) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of PlayStream and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

                                     (i)             none of PlayStream and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                                     (ii)           none of PlayStream and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $20,000 or outside the Ordinary Course of Business;

                                     (iii)          no party (including any of PlayStream and its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $20,000 to which any of PlayStream and its Subsidiaries is a party or by which any of them is bound;

                                     (iv)          none of PlayStream and its Subsidiaries has imposed any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

                                     (v)          none of PlayStream and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the Ordinary Course of Business;

                                     (vi)         (none of PlayStream and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the Ordinary Course of Business;

                                     (vii)          none of PlayStream and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $20,000 singly or $50,000 in the aggregate;

                                     (viii)          none of PlayStream and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                                     (ix)          none of PlayStream and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $20,000 or outside the Ordinary Course of Business;

                                     (x)          none of PlayStream and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                                     (xi)          there has been no change made or authorized in the certificate of formation or limited liability company agreement of PlayStream or the charter documents of any of its Subsidiaries;

                                     (xii)          none of PlayStream and its Subsidiaries has issued, sold, or otherwise disposed of any of its Units or other equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Units or other equity interests;

                                     (xiii)         none of PlayStream and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to any of its Units or other equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Units or other equity interests;

                                     (xiv)          none of PlayStream and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property except in an amount less than $5,000 in the aggregate;

                                     (xv)          none of PlayStream and its Subsidiaries has experienced any loss as a result of fraud, theft, conversion, embezzlement or other crime pertaining to the unlawful use or possession of another's property;

                                     (xvi)          none of PlayStream and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its members, officers or employees (other than the payment of salary in the Ordinary Course of Business);

                                     (xvii)          none of PlayStream and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

                                     (xviii)          none of PlayStream and its Subsidiaries has granted any increase in the base compensation of any of its officers and employees;

                                     (xix)          none of PlayStream and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                                     (xx)          none of PlayStream and its Subsidiaries has made any other change in employment terms for any of its officers and employees outside the Ordinary Course of Business;

                                     (xxi)          none of PlayStream and its Subsidiaries has made or pledged to make any charitable or other capital contribution individually of $5,000 or greater outside the Ordinary Course of Business;

                                     (xxii)          there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of PlayStream and its Subsidiaries that could reasonably be expected to have a PlayStream Material Adverse Effect;

                                     (xxiii)          there has not been any material change in contingent obligations of PlayStream or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise; and

                                     (xxiv)        none of PlayStream and its Subsidiaries has committed to any of the foregoing.

                         (i)             Undisclosed Liabilities; Limited Liabilities. None of PlayStream and its Subsidiaries has any Liability, except for (A) Liabilities set forth in the Most Recent Balance Sheet (including any notes thereto) and (B) Liabilities which do not exceed $25,000 in the aggregate and have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (C) Liabilities disclosed in Section 4(i) of the PlayStream Disclosure Schedule.

                         (j)             Legal Compliance. Each of PlayStream, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except for violations which, in the aggregate, could not reasonably be expected to have a PlayStream Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                         (k)             Tax Matters.

                                     (i)             Except as set forth on Section 4(k) of the PlayStream Disclosure Schedule, each of PlayStream and its Subsidiaries has filed all Tax Returns that it was required to file, and none of PlayStream and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of PlayStream and its Subsidiaries (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where any of PlayStream and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any of PlayStream and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                                     (ii)             Each of PlayStream and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                                     (iii)             No member, manager or officer (or employee responsible for Tax matters) of any of PlayStream and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of PlayStream and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which PlayStream has Knowledge based upon personal contact with any agent of such authority. PlayStream has elected to be treated as a partnership for federal, state and local income tax purposes and is not obligated to pay income tax in any jurisdiction.

                                     (iv)             None of PlayStream and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                     (v)             The unpaid Taxes of PlayStream and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Most Recent Balance Sheet (including any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PlayStream and its Subsidiaries in filing their Tax Returns.

                         (l)             Real Property.

                                     (i)             Neither PlayStream nor any of its Subsidiaries owns any real property.

                                     (ii)             Section 4(l)(ii) of the PlayStream Disclosure Schedule lists and describes briefly all real property leased or subleased to any of PlayStream and its Subsidiaries. PlayStream has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the PlayStream Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of the PlayStream Disclosure Schedule:

                                     (A)           the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                                     (B)           to PlayStream's knowledge, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and by all of the Transaction Documents;

                                     (C)          to PlayStream's knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                     (D)          to PlayStream's knowledge, no party to the lease or sublease has repudiated any provision thereof;

                                     (E)          to PlayStream's knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                                     (F)          with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                                     (G)          none of PlayStream and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                     (H)          to PlayStream's knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                                     (I)          all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                                     (J)          no amounts owed by PlayStream are past due under the lease or sublease.

                         (m) Intellectual Property.

                                     (i)             PlayStream and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of PlayStream and its Subsidiaries as presently conducted and as presently proposed to be conducted up to Closing. Each of PlayStream and its Subsidiaries has taken all commercially reasonable action to maintain and protect their respective rights in each item of Intellectual Property that each of them owns or uses, and the confidentiality of each such item to the extent they own such item, or to the extent they do not own such item, to the extent they are obligated to protect such item's confidentiality. PlayStream has sourced and archived all of the development tools used in the creation and development of the Intellectual Property developed and owned by PlayStream.

                                     (ii)             None of PlayStream and its Subsidiaries has infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties that arise under the statutory or common laws within the United States (or rules promulgated thereunder). To PlayStream's knowledge, none of PlayStream and its Subsidiaries has infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties that arise under a statutory law, common law or other source other than statutory or common laws within the United States (or rules promulgated thereunder). None of the officers (and employees with responsibility for Intellectual Property matters) of PlayStream and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation of any Person's Intellectual Property rights (including any claim that any of PlayStream and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To PlayStream's knowledge, no third party is infringing upon, misappropriating, or otherwise violating any Intellectual Property rights of any of PlayStream and its Subsidiaries.

                                     (iii)             Section 4(m)(iii) of the PlayStream Disclosure Schedule identifies each patent, copyright, trademark, service mark or other registration which has been issued to any of PlayStream and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending application for a patent, copyright, trademark, service mark or other registration which any of PlayStream and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of PlayStream and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property. PlayStream has delivered to the Buyer correct and complete copies of all such patents, copyright registrations, trademarks, service marks, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of other written documentation filed with or received from the United States Patent and Trademark Office or similar governmental agency evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the PlayStream Disclosure Schedule also identifies each trade name or unregistered trademark used by any of PlayStream and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the PlayStream Disclosure Schedule:

                                     (A)             PlayStream and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction, and, to PlayStream's knowledge, free and clear of any enforceable claims of ownership by any Person, except for such licenses, agreements, and other permissions which any of PlayStream and its Subsidiaries has granted to any third party with respect to such item and which also are identified in Section 4(m)(iii) of the PlayStream Disclosure Schedule;

                                     (B)             the item is not subject to any binding outstanding injunction, judgment, order, decree, or other ruling of any court or government entity of competent jurisdiction;

                                     (C)             no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been initiated (with notice to PlayStream and its Subsidiaries) is pending or, to PlayStream's knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                     (D)             none of PlayStream and its Subsidiaries has any currently binding agreement to indemnify any Person for or against any infringement, misappropriation, or other violation with respect to the item, except for agreements entered into with suppliers or customers in the Ordinary Course of Business.

                                     (iv)             Section 4(m)(iv) of the PlayStream Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of PlayStream and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission (other than certain off-the-shelf software with a purchase or license price of less than $5,000). PlayStream has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the PlayStream Disclosure Schedule:

                                     (A)             to PlayStream's knowledge, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                     (B)             the consummation of the transactions contemplated hereby and the Parties' performance as required under the other Transaction Documents will not affect the license's, sublicense's, agreement's, or permission's legality, validity, binding nature, enforceability, or existence and the same shall remain in full force and effect on identical terms;

                                     (C)             to PlayStream's knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                     (D)             to PlayStream's knowledge, no party to the license, sublicense, agreement, or permission has informed any other party thereto that it repudiates any provision thereof;

                                     (E)             with respect to each sublicense, to PlayStream's knowledge, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                     (F)             the underlying item of Intellectual Property is not subject to any binding outstanding injunction, judgment, order, decree, or other ruling of any court or government entity of competent jurisdiction;

                                     (G)             no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been initiated (with notice to PlayStream or its Subsidiaries) with respect to such item nor is pending nor, to PlayStream's knowledge is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                     (H)             none of PlayStream and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; provided that PlayStream grants a sublicense for streaming technologies to all customers using PlayStream's services, as set forth in PlayStream's terms and conditions of use.

                                     (v)             To PlayStream's knowledge, none of PlayStream and its Subsidiaries will infringe upon, misappropriate, or otherwise violate any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted and as presently proposed to be conducted up to Closing.

                                     (vi)             Section 4(m)(vi) of the PlayStream Disclosure Schedule lists all software that is distributed pursuant to any license that requires, as a condition of modification and/or distribution of software subject to such license, that (A) such software and/or other software combined and/or distributed with such software be disclosed or distributed in source code form, or (B) such software and/or other software combined and/or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works) (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL)) ("Open Source Materials") that is both material to and used in the business and operation of PlayStream and its Subsidiaries, and describes the manner in which such Open Source Materials are or were used. Such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified or distributed by PlayStream and its Subsidiaries. Neither PlayStream nor any of its Subsidiaries has (X) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property of PlayStream or any of its Subsidiaries or any of their products, or (Y) distributed any of the Intellectual Property or products of PlayStream or its Subsidiaries as part of a whole which is a work based on Open Source Materials.

                                     (vii)             Except as set forth on Section 4(m)(vii) of the PlayStream Disclosure Schedule, all of the employees of PlayStream and its Subsidiaries have entered into invention assignment and confidentiality agreements under which such employees have assigned to PlayStream all Intellectual Property conceived or reduced to practice in connection with their employment at PlayStream (subject to exceptions to the assignment of inventions required by applicable law) and agreed not to use or disclose, other than for the benefit of PlayStream, all confidential information of PlayStream.

(n) Tangible Assets. PlayStream and its Subsidiaries own or lease all buildings and related heating, ventilation and air conditioning systems, machinery, equipment, and other tangible assets reasonably necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted up to Closing. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used up to Closing.

                         (o)              [reserved].

                         (p)             Contracts.

                                     (i)             Section 4(p) of the PlayStream Disclosure Schedule lists the following contracts and other agreements to which any of PlayStream and its Subsidiaries is a party and that are in effect as of the date hereof:

                                     (A)             any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves consideration in excess of $10,000 per year;

                                     (B)             any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, which by its terms will extend over a period of more than one year or involve consideration in excess of $10,000 per year;

                                     (C)             any agreement concerning a partnership or joint venture (for purposes of clarification this shall not include affiliate agreements in a form or forms provided by PlayStream to Holdings);

                                     (D)             any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed an Encumbrance (other than Permitted Encumbrances) on any of its assets, tangible or intangible;

                                     (E)             any agreement imposing any material restriction on the right of PlayStream or any of its Subsidiaries to compete with any other Person;

                                     (F)             any agreement between PlayStream or its Subsidiaries and their Affiliates (other than PlayStream's limited liability company agreement);

                                     (G)             any Employee Benefit Plan, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                                     (H) any collective bargaining agreement;

                                     (I)             any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

                                     (J)             any agreement under which it has advanced or loaned any amount to any of its current or former officers and employees;

                                     (K)             any supply or vendor agreement under which PlayStream receives any services, goods, or other items (including Internet bandwidth) the performance of which involves consideration in excess of $10,000 per year;

                                     (L)             any agreement under which the consequences of a default or termination could have a PlayStream Material Adverse Effect; or

                                     (M)             any other agreement the performance of which involves consideration in excess of $10,000 per year that has not been disclosed to Holdings on the PlayStream Disclosure Schedule in connection with any other representation or warranty contained in this Section 4(p) (or incorporated by reference into Section 4(p) of the PlayStream Disclosure Schedule).

                                     (ii)             PlayStream has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the PlayStream Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the PlayStream Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the consummation of the transactions contemplated hereby will not cause the agreement to cease being legal, valid, binding, enforceable, and in full force and effect, except as would not result in a PlayStream Material Adverse Effect; (C) PlayStream is not and, to PlayStream's knowledge, each other party is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to PlayStream's knowledge, no party has repudiated any provision of the agreement.

                         (q) Notes and Accounts Receivable/Payable.

                                     (i)             All notes and accounts receivable of PlayStream and its Subsidiaries are reflected properly on its Most Recent Balance Sheet and in its books and records, are valid receivables arising from bona fide transactions in the Ordinary Course of Business subject to no setoffs, claims or refusals to pay, are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet (including any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PlayStream and its Subsidiaries. Schedule 4(q)(i) sets forth the aging schedule of the accounts receivable and notes receivable of PlayStream and its Subsidiaries as of the Most Recent Fiscal Month End.

                                     (ii)             Section 4(q)(ii) of the PlayStream Disclosure Schedule contains a listing of all accounts payable and notes payable (which shall include any service level agreement credits, services or goods that have been paid for but not provided or delivered, and similar items) that PlayStream and its Subsidiaries will owe (or have any Liability with respect to) as of the Most Recent Fiscal Month End. All such accounts payable and notes payable arose from bona fide transactions in the Ordinary Course of Business and, except as set forth in Section 4(q)(ii) of the PlayStream Disclosure Schedule, as of the Most Recent Fiscal Month End, no such account payable or note payable is delinquent by more than sixty (60) days in its payment.

                                     (iii)             Section 4(q)(iii) of the PlayStream Disclosure Schedule contains a listing of all obligations of PlayStream to provide cash or future services to past or current customers on account of such customer having cancelled service or otherwise being entitled to a service credit, as of April 13, 2005, and PlayStream has not incurred any obligation to provide cash or future services outside the Ordinary Course of Business after the Most Recent Fiscal Month End.

                                     (iv)             Section 4(q)(iv) of the PlayStream Disclosure Schedule contains a listing of all accounts for which customers have prepaid in excess of $1,000 for services to be provided by PlayStream and its Subsidiaries, including the name of the customer and the amount prepaid by such customer as of the Most Recent Fiscal Month End. PlayStream has not received any prepayments outside of the Ordinary Course of Business after the Most Recent Fiscal Month End.

                         (r)             Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of PlayStream and its Subsidiaries other than powers of attorney contained in agreements entered into in the Ordinary Course of Business with vendors that give the vendors the right to take certain actions in the event of default by PlayStream under the applicable agreement.

                         (s)             Insurance. Section 4(s) of the PlayStream Disclosure Schedule sets forth the following information with respect to each insurance policy, (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of PlayStream and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years:

                                     (i)             the name, address, and telephone number of the agent;

                                     (ii)             the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                                     (iii)             the policy number and the period of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither any of PlayStream and its Subsidiaries nor, to PlayStream's knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) to PlayStream's knowledge, no party to the policy has repudiated any provision thereof. Each of PlayStream and its Subsidiaries has been covered since inception by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period and has never been denied coverage. Section 4(s) of the PlayStream Disclosure Schedule describes any self-insurance arrangements affecting any of PlayStream and its Subsidiaries.

                         (t)             Litigation. Section 4(t) of the PlayStream Disclosure Schedule sets forth each instance in which any of PlayStream and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to PlayStream's knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the PlayStream Disclosure Schedule could result in a PlayStream Material Adverse Effect.

                         (u)             Services Warranty. Each service provided or delivered by any of PlayStream and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties (if any), and none of PlayStream and its Subsidiaries has any Liability for service level credits, claims for reimbursement, consequential or other damages or remuneration in connection therewith, subject only to the reserve for warranty claims set forth in the Most Recent Balance Sheet (including any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PlayStream and its Subsidiaries. No service provided or delivered by any of PlayStream and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions set forth in governing agreements. PlayStream has delivered to Buyer correct and complete copies of the standard terms and conditions of sale, lease, or service for each of PlayStream and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

                         (v)              [reserved]

                         (w)             Employees.

                                     (i)             To PlayStream's knowledge, no executive, key employee, or group of employees has any plans to terminate employment with any of PlayStream and its Subsidiaries, and the employment relationship with each and every employee of PlayStream and its Subsidiaries is terminable at will by PlayStream or its Subsidiaries. Section 4(w) of the PlayStream Disclosure Schedule lists each employee of PlayStream or its Subsidiaries whose employment has been terminated within the last six months, the reasons for termination, and any allegations of violation of law, or threats of litigation, made to any representative of PlayStream in connection with such terminations. None of PlayStream and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of PlayStream and its Subsidiaries has committed any unfair labor practice. To PlayStream's knowledge no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of PlayStream and its Subsidiaries.

                                     (ii)             Section 4(w)(ii) of the PlayStream Disclosure Schedule attached hereto sets forth the name of each employee of PlayStream, and separately sets forth each such individual's current annual salary, and for the three (3) month period ended March 31, 2005, the amount of each such individual's salary, bonus payments and any other indirect compensation as well as the paid time off (in dollar value), holiday time and sick pay due to each employee of PlayStream as of March 31, 2005.

                                     (iii)             Section 4(w)(iii) of the Disclosure Schedule attached hereto describes all severance arrangements offered by PlayStream to any of its employees (excluding accrued wages and paid time off) other than PlayStream's Standard Severance.

                         (x)             Employee Benefits.

                                     (i)             Section 4(x) of the PlayStream Disclosure Schedule lists each Employee Benefit Plan that any of PlayStream and its Subsidiaries maintains or to which any of PlayStream and its Subsidiaries contributes or has any obligation to contribute.

                                     (A)             Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                     (B)             All required reports and descriptions have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                     (C)             All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of PlayStream and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                     (D)             PlayStream has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                                     (ii)             None of PlayStream, its Subsidiaries, and the other members of the Controlled Group that includes PlayStream and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

                                     (iii)             None of PlayStream and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                         (y)             Guaranties. None of PlayStream and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                         (z)             Environmental, Health, and Safety Matters.

                                     (i)             Each of PlayStream, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in material compliance with all Environmental, Health, and Safety Requirements.

                                     (ii)             Without limiting the generality of the foregoing, each of PlayStream, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 4(z)(ii) of the PlayStream Disclosure Schedule.

                                     (iii)             Neither PlayStream, its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                                     (iv)             To PlayStream's knowledge, none of the following exists at any property or facility owned or operated by PlayStream or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                                     (v)             None of PlayStream, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

                                     (vi)             Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                                     (vii)             Neither PlayStream, its Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                                     (viii)             No facts, events or conditions relating to the past or present office space of PlayStream, its Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                         (aa) Certain Business Relationships With PlayStream and Its Subsidiaries. No former or current officer, employee, member, or other Affiliate of PlayStream or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with PlayStream or any of its Subsidiaries or owns (or has a direct interest in) any asset, tangible or intangible, which is used in the business of any of PlayStream and its Subsidiaries.

                         (bb)             Disclosure. The representations and warranties contained in this Section 4, including the PlayStream Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4, including the PlayStream Disclosure Schedule, in light of the circumstances under which they were made, not misleading.

                         (cc)             Customers and Suppliers.

                                     (i)             During the twelve (12) month period ending on the date hereof, there has not been any material interruption or outage (other than as requested by a customer) in the provision by PlayStream or its Subsidiaries of services to the customers,

                                     (ii)             No customer of PlayStream or its Subsidiaries which generated average monthly revenues in the 6-month period ended on the Most Recent Fiscal Month End that accounted for in excess of $5,000 per month of the monthly revenues of the Business of PlayStream and its Subsidiaries, has terminated or threatened in writing to terminate its relationship, or any agreement, with PlayStream or its Subsidiaries or given notice of its intention not to renew its relationship or agreement with PlayStream or its Subsidiaries.

                                     (iii)             Section 4(cc)(iii) of the PlayStream Disclosure Schedule sets forth a complete and accurate list of the name of each customer of PlayStream and its Subsidiaries, together with the amount PlayStream billed such customer during the one-year period ended on the Most Recent Fiscal Month End. PlayStream has delivered to Buyer correct and complete copies of current and certain past versions of PlayStream's terms and conditions that apply to PlayStream's customers, other than terms and conditions that are terminable by the parties within 60 days. The terms and conditions governing PlayStream's provision of services to any and all of its customers include provisions limiting the liability of PlayStream to the same extent as the terms and conditions delivered to Buyer.

                                     (iv)             Section 4(cc)(iv) of the PlayStream Disclosure Schedule contains a listing of all suppliers and vendors of PlayStream and its Subsidiaries to which PlayStream or its Subsidiaries paid or were obligated to pay in excess of $10,000 during the one-year period ended on the Most Recent Fiscal Month End.

                                     (v)             Section 4(cc)(v) of the PlayStream Disclosure Schedule contains a listing of all material joint marketers, resellers and referral sources of the Business of PlayStream with which PlayStream has a written agreement, together with a form of such agreement.

                         (dd)             No Other Agreement to Sell Assets. Other than in connection with the transactions contemplated by this Agreement, neither PlayStream nor any officers, managers, members, employees, advisors or other representatives of PlayStream or any of its Subsidiaries has, since February 19, 2005, (i) solicited, initiated, or encouraged the submission of, or agreed to any proposal or offer from any Person relating to the acquisition of any Units or other voting securities, or any substantial portion of the assets, of any of PlayStream and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participated in any discussions or negotiations regarding, furnished any information with respect to, assisted or participated in, or facilitated in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

                         (ee)             Personal Guarantees and Indebtedness. Section 4(ee) of the PlayStream Disclosure Schedule sets forth: (i) any and all personal guarantees and collateral pledged by the members of PlayStream related to any indebtedness or other Liability of PlayStream, and (ii) the amount of such indebtedness or other Liability as of a date within one month prior to the Closing Date, and (iii) the identity of the Person to which such indebtedness or other Liability is owed.

            5.             Representations and Warranties of the Buying Parties. The Buying Parties represent and warrant to PlayStream that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure schedule delivered by the Buying Parties in connection with the Agreement (the "VitalStream Disclosure Schedule"). The VitalStream Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 5. Any matter disclosed on the VitalStream Disclosure Schedule in respect of a particular representation will be deemed to have been disclosed in respect of any other representation calling for a similar or related type of disclosure (even if such matter is not specifically referenced to the lettered and numbered paragraphs relating to such representation), if and only to the extent that, it is clear from a reading of the disclosure that it applies to such other representation.

                         (a)             Organization of the Buyer. Each of Holdings and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                         (b)             Authorization of Transaction. Each of Holdings and the Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which either Holdings and/or the Buyer is a party, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the valid and legally binding obligation of each respective Buying Party, enforceable in accordance with their terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                         (c)             Noncontravention. Neither the execution and the delivery of this Agreement or the other Transaction Documents to which Holdings or the Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Holdings or any of their Subsidiaries is subject or any provision of their respective charters or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Holdings or any of their Subsidiaries is a party or by which it is bound or to which any of their assets is subject, or result in the imposition of any Encumbrance upon any of their respective assets (other than Permitted Encumbrances), the occurrence of which would result in a Holdings Material Adverse Effect. Neither the Buyer nor Holdings nor any of their Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Documents to which Buyer or Holdings is a party (other than notice filings under applicable securities laws).

                         (d)             Brokers' Fees. Neither Holdings nor the Buyer has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PlayStream could become liable or obligated.

                         (e)             Capitalization. There are authorized 290,000,000 shares of Holdings Common Stock, of which 60,824,225 are issued and outstanding on April 22, 2005, and 10,000,000 shares of preferred stock, $.01 par value, of which none are issued and outstanding. Holdings has delivered to PlayStream correct and complete copies of its charter and bylaws (as amended to date). All of the issued and outstanding shares of common stock of Holdings have been duly authorized and, are validly issued, fully paid, and nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities laws and any rights of third parties. Other than as set forth in Section 5(e) of the VitalStream Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which Holdings or any of its Subsidiaries is a party or by which it is bound that could require Holdings or any of its Subsidiaries to issue, sell, transfer, or otherwise dispose of any Holdings capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdings. Other than as set forth in Section 5(e) of the VitalStream Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any outstanding shares of capital stock of Holdings to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Holdings. No Person has the right to require Holdings to register any securities of Holdings under the Securities Act, whether on a demand basis or in connection with the registration of securities of Holdings for its own account or for the account of any other Person. The issuance of the Purchase Shares hereunder will not obligate Holdings to issue any of its securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Holdings does not have outstanding stockholder purchase rights or a "poison pill" or any similar arrangement in effect giving any Person the right to purchase any equity interest in Holdings upon the occurrence of an acquisition, or announced or attempted acquisition, by a Person of a specified percentage of the outstanding capital stock of Holdings.

                         (f)             SEC Filings. Holdings has made available through the EDGAR system true and complete copies of the Most Recent Form 10-K, and all other reports filed by Holdings pursuant to the Securities Exchange Act since the filing of the Most Recent Form 10-K (collectively, the "SEC Filings"). Since January 1, 2003, Holdings has made all filings and reports it has been required to make under the Exchange Act. Holdings and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and, to the extent required by rules governing the content of the SEC Filings, the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

                         (g)             Valid Issuance. Upon issuance pursuant to this Agreement, the Purchase Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances arising by, through or under Holdings or any of its Subsidiaries, except for restrictions on transfer imposed by applicable securities laws and the Transaction Documents. The Warrants have been duly and validly authorized and will be validly issued when issued in accordance with the terms of this Agreement. Upon the due exercise of the Warrants and issuance of the Warrants Shares in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances arising by, through or under Holdings or any of its Subsidiaries, except for restrictions on transfer imposed by applicable securities laws; provided that the Escrow Shares are subject to the Escrow Agreement. Holdings has reserved a sufficient number of shares of its Common Stock for issuance upon the exercise of the Warrants.

                         (h)             Consents. The execution, delivery and performance by Holdings of the Transaction Documents and the offer, issuance and sale of the Transaction Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency or official having jurisdiction over Holdings or any of its Affiliates that will not have been obtained on the Closing Date (other than notice filings required under applicable securities laws), including without limitation, the OTC Bulletin Board (the "Bulletin Board") and the Holdings shareholders. The following transactions will not trigger the application of any provisions of any shareholder rights plan or other "poison pill" arrangement, any anti-takeover, business combination or control share law or statute binding on Holdings or to which Holdings or any of its assets and properties may be subject and any provision of the Holdings charter or bylaws that is or could reasonably be expected to become applicable to PlayStream as a result of the transactions contemplated hereby: (i) the issuance and sale of the Transaction Securities, (ii) the issuance of the Warrant Shares upon due exercise of the Warrants, and (iii) the other transactions contemplated by the Transaction Documents.

                         (i)             No Material Adverse Change. Since December 31, 2004, except as identified and described in the SEC Filings, there has not been:

                                     (i)             any change in the consolidated assets, liabilities, financial condition or operating results of Holdings from that reflected in the financial statements included in the Most Recent Form 10-K, except for changes in the Ordinary Course of Business which have not and could not reasonably be expected to have a Holdings Material Adverse Effect, individually or in the aggregate;

                                     (ii)             any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Holdings, or any redemption or repurchase of any securities of Holdings;

                                     (iii)             any material damage, destruction or loss exceeding $5,000, whether or not covered by insurance to any assets or properties of Holdings or any of its Subsidiaries;

                                     (iv)             any change or amendment to the Holdings charter or bylaws;

                                     (v)             any material difficulties with a labor union or labor union organizing activities with respect to employees of Holdings or any of its Subsidiaries;

                                     (vi)             the loss of the services of any key employee, or material change in the composition or duties of the senior management of Holdings or any of its Subsidiaries;

                                     (vii)             any material changes in compensation arrangements with any key executive officers or directors;

                                     (viii)             the loss or threatened loss in writing of any customer which accounted for more than $100,000 of PlayStream's revenue in 2004;

                                     (ix)             any material change in contingent obligations of Holdings or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise; or

                                     (x)             to Holdings' knowledge, the occurrence of any other event or the arising condition of any character that has had or could reasonably be expected to have a Holdings Material Adverse Effect.

                         (j)             SEC Filings. At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Securities Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Holdings is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the date hereof.

                         (k)             Tax Matters. With respect to periods between April 23, 2002 to the date hereof, Holdings and each of its Subsidiaries has timely prepared and filed all Tax Returns required to have been filed by Holdings or such Subsidiary with all appropriate governmental agencies and timely paid all Taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of Holdings in respect of Taxes for all fiscal periods from April 23, 2002 to the date hereof are adequate in all material respects, and there are no material unpaid assessments against Holdings or any of its Subsidiaries nor, to Holdings' knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any such fiscal period or audits by any federal, state or local taxing authority except for any assessment which would not have a Holdings Material Adverse Effect. From April 23, 2002 to the date hereof, all Taxes and other assessments and levies that Holdings or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, except where such failure to withhold or collect would not have a Holdings Material Adverse Effect. There are no Tax liens (other than Permitted Encumbrances) or claims pending or, to Holdings' Knowledge, threatened against Holdings or any of its Subsidiaries or any of their respective assets or property. There are no outstanding Tax sharing agreements or other such arrangements between Holdings and any of its Subsidiaries on the one hand and any other Person on the other hand.

                         (l)             Certificates, Authorities and Permits. Holdings and each of its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it without a Holdings Material Adverse Effect, and neither Holdings nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if not yet resolved, and if determined adversely to Holdings or such Subsidiary, could reasonably be expected to have a Holdings Material Adverse Effect, individually or in the aggregate.

                         (m)             No Labor Disputes. No labor dispute with the employees of Holdings or any of its Subsidiaries as a group exists or, to Holdings' knowledge, is imminent.

                         (n)             Litigation. There are no pending actions, suits or proceedings against Holdings, its Subsidiaries or any of its or their properties that could reasonably be expected to have a Holdings Material Adverse Effect; and to Holdings' knowledge, no such actions, suits or proceedings are threatened or contemplated.

                         (o)             Financial Statements. The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of Holdings as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Securities Exchange Act). Except as set forth in the financial statements of Holdings included in the SEC Filings, neither Holdings nor any of its Subsidiaries has incurred any Liabilities required to be set forth in the financial statements in accordance with GAAP, except those incurred in the Ordinary Course of Business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which individually or in the aggregate, have had or could reasonably be expected to have a Holdings Material Adverse Effect.

                         (p)             Listing. The Holdings Common Stock is quoted on the Bulletin Board. Holdings has not received any oral or written notice that its Common Stock will be delisted from the Bulletin Board nor that its Common Stock does not meet all requirements for the continuation of such quotation, and Holdings satisfies the requirements for the continued listing of its Common Stock on the Bulletin Board.

                         (q)             No Manipulation of Stock. Between April 23, 2002 and the date hereof, neither Holdings, nor any of its directors or officers, has taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of Holdings securities.

                         (r)             Contracts. The contracts filed as exhibits to the SEC Filings that are currently material to Holdings and have not expired by their terms (or are not described in the SEC filings as having been terminated) are in full force and effect on the date hereof, and neither Holdings nor, to Holdings' knowledge, any other party to such contracts is in breach of or default under any of such contracts which would have a Holdings Material Adverse Effect.

                         (s)             Internal Controls. Holdings has:

                                     (i)             Designed disclosure controls and procedures, or caused disclosure controls and procedures to be designed under the supervision of appropriate officers, to ensure that material information relating to Holdings, including its consolidated Subsidiaries, is made known to appropriate officers of Holdings by others within those entities;

                                     (ii)             Disclosed in its Most Recent Form 10-K report any change in its internal control over financial reporting that occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting;

                                     (iii)             Caused the appropriate officers of Holdings to disclose, based on their most recent evaluation of internal control over financial reporting, to Holdings' auditors and the audit committee of Holdings' board of directors (or persons performing the equivalent functions):

                                     (A)             All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Holdings' ability to record, process, summarize and report financial information; and

                                     (B)             Any fraud, whether or not material, that involves management or other employees who have a significant role in Holdings' internal control over financial reporting.

                         (t)             Disclosures. The representations and warranties contained in this Section 5, including the VitalStream Disclosure Schedule, together with the SEC Filings, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this Section 5, including the VitalStream Disclosure Schedule, together with the SEC filings, in light of circumstances under which they were made, not misleading.

            6.             Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                         (a)             General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                         (b)             Notices and Consents. PlayStream will give (and will cause each of its Subsidiaries to give) any notices to third parties, and PlayStream will use its reasonable best efforts (and will cause each of its Subsidiaries to use its reasonable best efforts) to obtain any third party consents, that the Buying Parties reasonably may request in connection with the matters referred to in Section 4(c) above. Holdings will give (and will cause each of its Subsidiaries to give) any notices to third parties, and Holdings will use its reasonable best efforts (and will cause each of its Subsidiaries to use its reasonable best efforts) to obtain any third party consents, that PlayStream reasonably may request in connection with the matters referred to in Section 5(h) above. Each of the Parties will (and each will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(c) and Section 5(c) above.

                         (c)             Operation of Business. PlayStream will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, PlayStream will not (and will not cause or permit any of its Subsidiaries to) (i) declare, set aside, or pay any dividend or make any distribution with respect to its membership interests or redeem, purchase, or otherwise acquire any of its membership interests, (ii) or otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

                         (d)             Preservation of Business. PlayStream will use its reasonable best efforts to keep (and will cause each of its Subsidiaries to use their reasonable best efforts to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                         (e)             Full Access. PlayStream will permit (and will cause each of its Subsidiaries to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of PlayStream and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of PlayStream and its Subsidiaries.

                         (f)             Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach or likely to cause a breach through the passage of time of any of its own representations and warranties in Section 3, Section 4 and Section 5 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the PlayStream Disclosure Schedule or the VitalStream Disclosure Schedule, as applicable, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                         (g)             Exclusivity. None of PlayStream nor its members will (and PlayStream will not cause or permit any of its Subsidiaries to), during the period between the date of this Agreement and the earlier of the Closing Date and the date 45 days after the date of this Agreement, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Units or other voting securities, or any substantial portion of the assets, of any of PlayStream and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. PlayStream will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                         (h)             Supplements to Schedules.

                                     (i)             From time to time prior to the Closing, PlayStream will promptly supplement or amend the PlayStream Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any PlayStream Disclosure Schedule and will promptly notify Buyer of any breach by PlayStream that PlayStream discovers of any representation, warranty or covenant contained in this Agreement. No supplement or amendment of any Schedule or notice of breach made pursuant to this Section will be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to impair any right of any Buying Party with respect thereto unless Holdings specifically agrees thereto in writing.

                                     (ii)             From time to time prior to the Closing, the Buying Parties will promptly supplement or amend the VitalStream Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any VitalStream Disclosure Schedule and will promptly notify PlayStream of any breach by either of them that the Buying Parties discover of any representation, warranty or covenant contained in this Agreement. No supplement or amendment of any Schedule or notice of breach made pursuant to this Section will be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to impair any right of PlayStream with respect thereto unless PlayStream's Representative specifically agrees thereto in writing.

            7. Obligation to Close.

                         (a)             Conditions to Obligation of the Buying Parties. The obligation of the Buying Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                                     (i)             the representations and warranties set forth in Section 3 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                                     (ii)             PlayStream shall have performed and complied in all material respects with all of its covenants hereunder that are to be performed prior to Closing;

                                     (iii)             no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the material transactions contemplated by this Agreement, (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, (C) materially affect adversely the right of the Buyer to own the Acquired Assets or operate the business formerly operated by PlayStream, or (D) materially affect adversely the right of any of PlayStream's Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                                     (iv)             PlayStream, its Subsidiaries, and the Buying Parties shall have received all other authorizations, consents, and approvals referred to in Section 4(c) and Section 5(c) above;

                                     (v)             Rose, Snyder and Jacobs shall have completed, and delivered to PlayStream and Holdings an unqualified audit report with respect to, an audit of PlayStream's full financial statements for the Most Recent Fiscal Year End (including, but not limited to, the Balance Sheet, Income Statement and Statement of Cash Flows);

                                     (vi)             PlayStream shall have delivered to the Buying Parties a certificate executed by George Grubb to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                                     (vii)             PlayStream, and the other parties thereto, other than the Buying Parties, shall have executed and delivered, or be prepared to deliver at Closing, the

                                    (A)             Escrow Agreement in the form attached hereto as Exhibit A,

                                     (B)             Financial Statement Certificate attached hereto as Exhibit E,

                                     (C)             Employment Agreement with George Grubb attached hereto as Exhibit F,

                                     (D)             the Bill of Sale attached hereto as Exhibit G,

                                     (E)             the Assignment and Assumption of Acquired Contracts attached hereto as Exhibit H, and

                                     (F)             the Assignment of Intellectual Property attached hereto as Exhibit I;

the Buying Parties shall have received from counsel to PlayStream an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to the Buying Parties, and dated as of the Closing Date;

                                     (viii)             each of Matthew Wright and James Mutton shall have executed and delivered to Holdings copyright/inventions assignment, confidentiality, nonsolicitation and noncompetition agreements in form and substance reasonably satisfactory to the Buying Parties. Blake Lindsay shall have executed and delivered to Holdings a copyright/inventions assignment, confidentiality, and nonsolictation agreement in form and substance reasonably satisfactory to the Buying Parties.

                                     (ix)             PlayStream shall have delivered to the Buying Parties a PlayStream Disclosure Schedule dated as of the Closing Date and such PlayStream Disclosure Schedule shall not contain any disclosures not included in the PlayStream Disclosure Schedule delivered on the date of this Agreement except such disclosures related to events occurring after the date of this Agreement as, individually or in the aggregate, would not be reasonably likely to represent a PlayStream Material Adverse Effect;

                                     (x)             all actions to be taken by PlayStream in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buying Parties;

                                     (xi)             no material adverse change in the business of PlayStream or its Subsidiaries, Holdings or the Buyer shall have occurred; and

                                     (xii)             PlayStream shall have paid or shall be prepared to pay simultaneously with the Closing all fees owed to Reed Capital in connection with the transactions contemplated by this Agreement.

The Buying Parties may waive any condition specified in this Section 7(a) if an Authorized Buyer Party executes a writing so stating at or prior to the Closing.

                         (b)             Conditions to Obligation of PlayStream. The obligation of PlayStream to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                                     (i)             the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                                     (ii)             the Buying Parties shall have performed and complied in all material respects with all of their covenants hereunder that are to be performed prior to Closing;

                                     (iii)             no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the material transactions contemplated by this Agreement or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                                     (iv)             the Buying Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(c) above;

                                     (v)             the trading price of the Holdings Common Stock on the OTC Bulletin Board shall be above $.50 per share;

                                     (vi)             PlayStream shall have received from counsel to Holdings an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to PlayStream, and dated as of the Closing Date;

                                     (vii)             the Buying Parties shall have delivered to PlayStream a VitalStream Disclosure Schedule dated as of the Closing Date and such VitalStream Disclosure Schedule shall not contain any disclosures not included in the VitalStream Disclosure Schedule delivered on the date of this Agreement except such disclosures related to events occurring after the date of this Agreement as, individually or in the aggregate, would not be reasonably likely to represent a Holdings Material Adverse Effect;

                                     (viii)             the Buying Parties shall have (a) secured the release as of Closing of the personal guarantees or collateral pledged by any member of PlayStream that are set forth in Section 4(ee) of the PlayStream Disclosure Schedule, and (b) at the option of the Buying Parties, either secured the consent of Lexington State Bank to the transactions contemplated by this Agreement or agreed to pay at Closing all indebtedness of PlayStream to Lexington State Bank; and

                                     (ix)             the Buying Parties shall have executed and delivered, or be prepared to deliver at Closing, the

                                     (A)             Escrow Agreement in the form attached hereto as Exhibit A,

                                     (B)             Employment Agreement with George Grubb attached hereto as Exhibit F,

                                     (C)             the Bill of Sale attached hereto as Exhibit G,

                                     (D)             the Assignment and Assumption of Acquired Contracts attached hereto as Exhibit H, and

                                     (E)             the Assignment of Intellectual Property attached hereto as Exhibit I.

PlayStream may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

            8.             Termination.

                         (a)             Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                                     (i)             Holdings and PlayStream may terminate this Agreement by mutual written consent at any time prior to the Closing;

                                     (ii)             Holdings may terminate this Agreement by giving written notice to PlayStream at any time prior to the Closing (A) in the event PlayStream has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Holdings has notified PlayStream of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2005, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer or Holdings itself breaching any representation, warranty, or covenant contained in this Agreement); and

                                     (iii)             PlayStream may terminate this Agreement by giving written notice at any time prior to the Closing (A) in the event the Buyer or Holdings has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, PlayStream has notified Holdings of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2005, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from PlayStream's breaching any representation, warranty, or covenant contained in this Agreement).

                         (b)Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). Notwithstanding the foregoing, the Parties' obligations under this Agreement regarding confidentiality shall survive for a period of two (2) years from the date of termination of the Agreement.

            9.             Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                         (a)             General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below). PlayStream acknowledges and agrees that from and after the Closing, Holdings and the Buyer will be entitled to copies of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to PlayStream and its Subsidiaries.

                         (b)             Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Holdings, Buyer, PlayStream and each of their Subsidiaries, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

                         (c)             Transition. PlayStream will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Buyer and its Subsidiaries from maintaining the same business relationships with Buyer and its Subsidiaries after the Closing as it maintained with PlayStream and its Subsidiaries prior to the Closing.

                         (d)             Confidentiality.

                                     (i)             PlayStream shall cause its members, managers, officers and employees to treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all embodiments and copies (in whatever form or medium) of the Confidential Information which are in his or its possession. In the event that any such Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Person will notify the Buyer and Holdings promptly of the request or requirement so that the Buyer and Holdings may seek an appropriate protective order or waive compliance with the provisions of this Section 9(d)(i). If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer or Holdings, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer or Holdings shall designate. Without limiting the generality of the foregoing, any financial information PlayStream, or its managers, officers and employees, received from Holdings with respect to periods after December 31, 2004 will be kept confidential (and Persons that received such information will not purchase or sell securities of Holdings) until the date that is three business days after the filing of Holdings' quarterly report on Form 10-Q for the period ended March 31, 2005.

                                     (ii)             If the Closing does not occur, Holdings and the Buyer shall cause its officers, directors and employees to treat and hold as such all of the Confidential Information of PlayStream, refrain from using any of the Confidential Information of PlayStream except in connection with this Agreement, and deliver promptly to PlayStream or destroy, at the request and option of PlayStream, all embodiments and copies (in whatever form or medium) of the Confidential Information of PlayStream which are in his or its possession. In the event that any such Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of PlayStream, that Person will notify PlayStream promptly of the request or requirement so that PlayStream may seek an appropriate protective order or waive compliance with the provisions of this Section 9(d)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is, on the advice of counsel, compelled to disclose any Confidential Information of PlayStream to any tribunal or else stand liable for contempt, that Person may disclose the Confidential Information of PlayStream to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request of PlayStream, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as PlayStream shall designate.

                         (e)             Legend Removal.  If any Purchase Shares become eligible for sale pursuant to Rule 144(k) adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission, Holdings shall, upon the request of the holder of such Purchase Shares and certification of facts sufficient to establish the applicability of Rule 144(k), remove the legend set forth in Section 2(f) of this Agreement from the certificates for such Purchase Shares.

                         (f)             No Distribution or Liquidation. PlayStream shall not, during the period between the Closing Date and the one-year anniversary of the Closing Date (i) distribute or otherwise purport to transfer any Transaction Security to its members or any other Person, (ii) pledge, or create any Encumbrance (other than arising under any Transaction Document) with respect to, any Transaction Security, (iii) commence any dissolution or liquidation of PlayStream.

                         (g)             PlayStream Employees.

                                     (i)             On such date following the Closing Date as mutually agreed to by PlayStream and the Buyer (but in no event later than May 15, 2005) (such date, the "Employee Transition Date"), (A) PlayStream will terminate all of its employees and will pay each terminated PlayStream employee any wages to which such employee is entitled through the Closing Date and (B) Buyer or Holdings will make an offer of employment to each terminated employee of PlayStream, other than George Grubb (who will be employed pursuant to the terms of the Employment Agreement), with compensation, benefits, duties and other terms and conditions of employment reasonably comparable to such employee's compensation, benefits, duties and other terms and conditions of employment existing immediately prior to the Closing Date. In addition, on the Employee Transition Date, Buyer will pay each terminated PlayStream employee all accrued but unpaid paid time off through the Employee Transition Date; provided that instead of making such payment to a terminated PlayStream employee, Buyer may give such terminated PlayStream employee (if hired by Buyer) a credit for all accrued but unpaid paid time off through the Employee Transition Date if such employee so elects in writing.

                                     (ii)             Between the Closing Date and the Employee Transition Date, (i) PlayStream shall continue to pay its employees wages and provide its employees with benefits in accordance with past practice, (ii) Buyer shall promptly reimburse PlayStream (or pay for the benefit or PlayStream) for the cost of such wages and employee benefits, and (iii) PlayStream shall make available to Buyer the services of such employees and shall direct such employees to continue to provide the same services provided prior to Closing in substantially the same manner provided prior to Closing (except to the extent other agreed by Buyer and PlayStream). PlayStream and the Buyer shall comply with all applicable laws relating to the PlayStream employees, including those pertaining to occupational safety, health, discrimination, harassment and retaliation, and Buyer shall comply with all reasonable requests from PlayStream in connection with the same. The Buying Parties shall indemnify, defend and hold harmless PlayStream against any Adverse Consequences that PlayStream may suffer resulting from, arising out of, relating to or caused by any act or omission of the Buying Parties in violation of the terms of this Section 9(g) related to the employment of the PlayStream employees during the period between the Closing Date and the Employee Transition Date.

                                     (iii)             PlayStream represents and warrants to the Buying Parties that the amounts of accrued but unpaid time off through April 25, 2005 for each PlayStream employee (other than George Grubb) are set forth on Schedule 9(g).

                         (h)             Assets Requiring Consent/Notice. With respect to any Asset Requiring Consent/Notice, until the earlier to occur of the time all consents necessary to cause such asset or agreement to become an Acquired Asset are obtained or the termination of the Asset Requiring Consent/Notice, (i) PlayStream shall use its reasonable best efforts to obtain the consents necessary to convey to the Buyer good and marketable title to such Asset Requiring Notice/Consent, as such right, title and interest shall exist immediately prior to the date all required notices are provided and consents are obtained, and (ii) to the extent any purported assignment thereof is not legally effective, PlayStream on the one hand, and Buyer, on the other hand, will cooperate in a reasonable arrangement designed to provide to Buyer the economic and other rights and benefits, and to have Buyer assume the economic and other Liabilities accruing after the Closing Date associated with such Asset Requiring Consent/Notice. The Buying Parties shall indemnify, defend and hold harmless PlayStream for any Adverse Consequences arising out of the purported assignment pursuant to the Transaction Documents at Closing of any Asset Requiring Consent/Notice without complying with the consent or notice provisions of the respective Asset Requiring Consent/Notice.

                         (i)             Name Change. Promptly after Closing, and in no event more than seven (7) days after the Closing, PlayStream shall change its name to a name that shall not include the term "PlayStream".

                         (j)             Insurance. To the extent PlayStream is insured or indemnified with respect to any Liability that is an Assumed Liability, PlayStream shall take commercially reasonable steps to convey to the Buyer any payments, assistance or other benefits PlayStream receives with respect to such Assumed Liability.

            10.             Remedies for Breaches of this Agreement.

                         (a)             Survival of Representations and Warranties. All of the representations and warranties of PlayStream contained in Sections 3 and 4 of this Agreement shall survive the Closing (even if the Buying Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter; except that the representations and warranties of PlayStream contained in Sections 4(a), 4(b) and 4(z) of this Agreement shall survive the Closing (even if the Buying Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the applicable statute of limitations has run and that the representations and warranties of PlayStream contained in Section 4(k) of this Agreement shall survive the Closing (even if the Buying Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. All of the representations and warranties of the Buying Parties contained in Section 5 of this Agreement shall survive the Closing (even if PlayStream knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter.

                         (b)             Indemnification Provisions for Benefit of the Buying Parties and PlayStream.

                                     (i)             In the event PlayStream breaches any of its representations and warranties contained in Sections 3 or 4 of this Agreement or any of its covenants contained in this Agreement, and, provided that the Buyer makes a written claim for indemnification against PlayStream pursuant to Section 10(c) below within the applicable survival period set forth in Section 10(a) above, then PlayStream agrees to indemnify the Buying Parties from and against the entirety of any Adverse Consequences the Buying Parties or any Affiliates of the Buying Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buying Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach.

                                     (ii)             In the event any Buying Party breaches any of its representations or warranties contained in Section 5 of this Agreement or any of its covenants contained in this Agreement, and, provided that PlayStream makes a written claim for indemnification pursuant to Section 10(c) below within the applicable survival period set forth in Section 10(a) above, then Holdings agrees to indemnify PlayStream from and against the entirety of any Adverse Consequences PlayStream may suffer through and after the date of the claim for indemnification (including any Adverse Consequences PlayStream may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach.

                         (c)             Matters Involving Third Parties.

                                     (i)             If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                                     (ii)             Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder (including the payment in cash of all fees and costs associated with such defense), (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                                     (iii)             So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably), unless the following shall apply (in which case the Indemnifying Party may settle and compromise such Third Party Claim without the prior written consent of the Indemnified Party): (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no affect on any other claims that may be made against the Indemnified Party; and (y) the sole relief provided is monetary damages that are paid in full in cash by the Indemnifying Party. If the Indemnified Party fails to consent to any settlement or compromise offer, the Indemnifying Party may continue to contest such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party for such Third Party Claim shall not exceed such settlement or compromise offer.

                                     (iv)             In the event any of the conditions in Section 10(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith; provided that such judgment or settlement does not involve a finding or admission of any violation of law or any violation of the rights of any Person by the Indemnifying Party, there is no affect on any other claims that may be made against the Indemnifying Party, and the sole relief for which the Indemnifying Party may be responsible is monetary damages), (B) the Indemnifying Party will reimburse the Indemnified Party (with cash or Holdings Common Stock, as elected by the Indemnifying Party) promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Section 10.

                         (d)             Characterization of Payments. All indemnification payments under this Section 10 shall be deemed adjustments to the Purchase Price.

                         (e)             Limitations; Purchase Shares.

                                     (i)             In the event the Buying Parties seek indemnification for Adverse Consequences pursuant to Section 10(b)(i) of this Agreement, the Buying Parties and their Affiliates shall first seek recourse against the Escrow Shares; provided that PlayStream may at its option elect to pay any indemnity in cash rather than shares of Holdings Common Stock.

                                     (ii)             No Buying Party shall be entitled to assert any claims against PlayStream until the aggregate amount of all losses for all Buying Parties and their Affiliates exceeds $50,000 (and then back to the first dollar of losses). PlayStream shall not be entitled to assert any claims against any Buying Party until the aggregate amount of all losses for PlayStream and its Affiliates exceeds $50,000 (and then back to the first dollar of losses).

                                     (iii)             The Purchase Shares shall serve as the exclusive recourse of the Buying Parties for Adverse Consequences pursuant to this Agreement (subject to PlayStream's right to elect to pay any indemnity in cash), other than for fraud. The aggregate liability of PlayStream, other than for fraud, shall in no event exceed $1,250,000, which shall (unless otherwise elected by PlayStream) come exclusively from the Purchase Shares, valued at the Market Value of such shares on the day such shares are delivered in satisfaction of an indemnification obligation pursuant to this Section 10.

                                     (iv)             The aggregate liability of the Buying Parties, other than for fraud, in connection with this Agreement and the transactions contemplated hereby, shall in no event exceed $1,250,000 and shall be paid exclusively in cash.

            11.             Miscellaneous.

                         (a)             Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Holdings and PlayStream; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise Holdings and PlayStream prior to making the disclosure).

                         (b)             No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns with respect to all rights and obligations of such Parties hereunder.

                         (c)             Entire Agreement. This Agreement (including the Exhibits hereto and the documents and certificates required to be delivered hereby) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                         (d)             Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Holdings and PlayStream; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its and such assignee's obligations hereunder).

                         (e)             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile copy of this Agreement or any counterpart hereto shall be valid as an original.

                         (f)             Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                         (g)             Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Any notice, demand or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient. Such notices, demands and other communications shall be sent to the addresses indicated below:

If to PlayStream:

Grubb Holdings, LLC
1523 Elizabeth Avenue, Suite 220
Charlotte, North Carolina 28204
Facsimile: 704-372-9882
Attention: Clay Grubb

and

George Grubb
1516 East Republican Street, Unit 11
Seattle, Washington 98112

with a copy (which shall not constitute notice to PlayStream) to:

Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
Facsimile: 206-623-7022
Attention: Matthew S. Topham, Esq.

If to Holdings or the Buyer:

One Jenner, Suite 100
Irvine, California 92618
Facsimile: 949-453-8686
Attention: Philip N. Kaplan, President

with a copy (which shall not constitute notice to Holdings or the Buyer) to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, Utah 84111
Facsimile: 801-537-7750

Attention: Bryan T. Allen, Esq.

or to such other address, to the attention of such other Person and/or with such other copy or copies as the recipient party has specified by prior written notice to the sending party. If any time period for giving notice or taking action expires on a day which is a Saturday, Sunday or legal holiday in the State of California (any other day being a "business day"), such time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday.

      Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

                         (h)             Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Holdings and PlayStream. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by an Authorized Buyer Party on behalf of the Buying Parties or PlayStream's Representative on behalf of PlayStream, nor shall any such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                         (i)             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                         (j)             Expenses. Each of Holdings, the Buyer, PlayStream, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. PlayStream agrees that none of its Subsidiaries has borne or will bear any of the costs and expenses of PlayStream (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                         (k)             Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The use of the neuter, male or female gender in these Transaction Documents shall include each of the neuter, male and female gender.

                         (l)             Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                         (m)             Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

                         (n)             Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Orange County, California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring or seek removal of any action or proceeding arising out of or relating to this Agreement in or to any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

                         (o)             Waiver of Trial By Jury. EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY AGREES THAT THIS SECTION 11(P) IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS AND ACKNOWLEDGES THAT THE OTHER PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT AND CONSUMMATED THE TRANSACTIONS CONTEMPLATED HEREBY IF THIS SECTION 11(P) WERE NOT PART OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

*****

            IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

VITALSTREAM HOLDINGS, INC.

By:	/s/ Philip N. Kaplan

Title:	President

PLAYSTREAM, INC.

By:	/s/ Philip N. Kaplan

Title:	President

PLAYSTREAM, LLC

By:	/s/ George Grubb

Title:	President

EXHIBIT A
ESCROW AGREEMENT
[see attached]

[Escrow Agreement not finalized as per side letter]

EXHIBIT B
EXCLUDED ASSETS
[see below and attached]

EXHIBIT C
FORM OF WARRANT
[see attached]

EXHIBIT D
PLAYSTREAM FINANCIAL STATEMENTS
[See attached]

EXHIBIT E
FINANCIAL STATEMENT CERTIFICATE
[See attached]

PLAYSTREAM

FINANCIAL STATEMENT CERTIFICATE

            I, George Grubb, in my capacity as President of PlayStream, LLC, a Washington limited liability company ("PlayStream"), pursuant to Section 7(a)(vii)(B) of that certain Asset Purchase Agreement dated as of April 27, 2005 (the "Agreement"), by and among PlayStream, VitalStream Holdings, Inc., and PlayStream, Inc., do hereby certify in the name of and on behalf of PlayStream that:
1.

Attached hereto are the following financial statements (collectively the "Final Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 2004 for PlayStream and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the 3 months ended March 31, 2005 for PlayStream and its Subsidiaries.

2.

The Final Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of PlayStream and its Subsidiaries as of such dates and the results of operations of PlayStream and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of PlayStream and its Subsidiaries (which books and records are correct and complete).

3.

The Final Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the Final Financial Statements.

4.

The Final Financial Statements, and this Certificate, are hereby incorporated by reference into the Agreement and shall be considered, for all purposes, to be representations and warranties of PlayStream under Section 4 of the Agreement.

            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

* * * * *

            IN WITNESS WHEREOF, I have signed this Financial Statement Certificate this 27th day of April, 2005.

Playstream, LLC

By:	/s/ George Grubb

Name: Title:	George Grubb President

EXHIBIT F
GEORGE GRUBB EMPLOYMENT AGREEMENT
[See attached]

EXHIBIT G
BILL OF SALE
[See attached]

BILL OF SALE

               THIS BILL OF SALE (this "Bill of Sale") is executed as of April 27, 2005 by PlayStream, LLC, a Washington limited liability company ("Seller"), in favor of PlayStream, Inc., a Nevada corporation ("Buyer"). Each capitalized term used but not defined herein shall have the meaning ascribed thereto under that certain Asset Purchase Agreement dated as of April 27, 2005 to which Buyer and Seller are parties (the "Purchase Agreement").

               1.          Assignment of Assets. Seller, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, hereby assigns, transfers, sets over and delivers to Buyer all right, title and interest in and to the Acquired Assets.

               2.           Further Assurances. Seller hereby agrees that it will, at the reasonable request and expense of Buyer, execute and deliver and will cause to be executed and delivered, such further instruments of assignment, transfer and conveyance as may be required to more effectively assign, transfer, set over, deliver to, and vest in, Buyer, its successors and assigns, title to and possession of the Acquired Assets.

               3.           Binding Effect. This Bill of Sale shall be binding upon and inure to the benefit of Seller and Buyer and their respective heirs, executors, administrators, successors and assigns.

               4.           No Modification. This Bill of Sale is made pursuant to the terms of the Purchase Agreement and does not create any additional obligations, covenants, representations and warranties or alter or amend any of the obligations, covenants, representations and warranties contained in the Purchase Agreement. The provisions of the Purchase Agreement shall survive the execution and delivery of this Bill of Sale. In the event of any inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

               5.           Construction. The headings of the sections and subsections of this Bill of Sale are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Bill of Sale or the intent of any section or subsection.

               6.           Facsimile. A facsimile copy of this Bill of Sale shall be valid as an original.

               7.           Choice of Law. This Bill of Sale shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

               IN WITNESS WHEREOF, the undersigned executes this Bill of Sale as of the date first written above.

"SELLER"

PLAYSTREAM, LLC, a Washington limited liability company

By:	/s/ George Grubb

Name:	George Grubb

Title:	President

EXHIBIT H
ASSIGNMENT AND ASSUMPTION OF ACQUIRED CONTRACTS
[See attached]

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

               THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this "Assignment") is entered into as of the 27th day of April, 2004, between PlayStream, LLC, a Washington limited liability company ("Assignor"), and PlayStream, Inc., a Nevada corporation ("Assignee"). All capitalized terms not otherwise specifically defined herein shall have the meanings set forth in that certain Asset Purchase Agreement dated as of April 27, 2005, to which Assignor and Assignee are parties (the "Agreement").

               WHEREAS, pursuant to the Agreement, Assignor has agreed to assign to Assignee and Assignee has agreed to accept assignment of the Acquired Contracts, including without limitation those identified on Exhibit A attached hereto and incorporated by this reference; and

               WHEREAS, Assignor desires to assign all of its right, title and interest in and to the Acquired Contracts to Assignee, and Assignee desires to assume the obligations of Assignor under the Acquired Contracts as set forth below.

               NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

               1.          Assignment. Assignor hereby assigns and transfers to Assignee all of its right, title and interest in, to and under the Acquired Contracts.

               2.           Acceptance of Assignment. Assignee hereby accepts the assignment of the Acquired Contracts, and agrees to assume and perform, to the extent set forth in the Agreement, all liabilities and obligations of Assignor under the Acquired Contracts arising on or after the Closing other than as a result of breach or non-performance of the Assignor.

               3.           Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

               4.           No Modification. This Assignment is made pursuant to the terms of the Agreement and does not create any additional obligations, covenants, representations and warranties or alter or amend any of the obligations, covenants, representations and warranties contained in the Agreement. The provisions of the Agreement shall survive the execution and delivery of this Assignment. In the event of any inconsistency between this Assignment and the Agreement, the Agreement shall control.

               5.           Construction. The headings of the sections and subsections of this Assignment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Assignment or of the intent of any section or subsection.

               6.           Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile copy of this Assignment or any counterpart hereto shall be valid as an original.

               7.           Choice of Law. This Assignment shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

(signature page follows)

               IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts as of the date first set forth above.

"ASSIGNOR"		"ASSIGNEE"

PlayStream, LLC, a Washington limited liability company		PlayStream Inc., a Nevada corporation

By:	/s/ George Grubb	By:	/s/ Philip Kaplan

Name:	George Grubb	Name:	Philip Kaplan

Title:	President	Title:	President

EXHIBIT I
ASSIGNMENT OF INTELLECTUAL PROPERTY
[See attached]

ASSIGNMENT OF INTELLECTUAL PROPERTY

               THIS ASSIGNMENT OF INTELLECTUAL PROPERTY (this "Assignment") is entered into as of the 27th day of April, 2005, by PlayStream, LLC, a Washington limited liability company ("Assignor"), in favor of PlayStream, Inc., a Nevada corporation ("Assignee"). All capitalized terms not otherwise specifically defined herein shall have the meanings set forth in that certain Asset Purchase Agreement dated as of the 27th day of April, 2005, to which Assignor and Assignee are parties (the "Purchase Agreement").

               WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee the Intellectual Property; and

               WHEREAS, Assignor desires to assign all right, title and interest in and to the Intellectual Property to Assignee.

               NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby agrees with Assignee as follows:

               1.          Assignment. Assignor hereby assigns and transfers to Assignee all right, title and interest of Assignor in, to and under any Intellectual Property.

               2.           Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

               3.           No Modification. This Assignment is made pursuant to the terms of the Purchase Agreement and does not create any additional obligations, covenants, representations and warranties or alter or amend any of the obligations, covenants, representations and warranties contained in the Purchase Agreement. The provisions of the Purchase Agreement shall survive the execution and delivery of this Assignment. In the event of any inconsistency between this Assignment and the Purchase Agreement, the Purchase Agreement shall control.

               4.           Construction. The headings of the sections and subsections of this Assignment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Assignment or of the intent of any section or subsection.

               5.           Choice of Law. This Assignment shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

               IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed as of the date first set forth above.

ASSIGNOR:

PLAYSTREAM, LLC, a Washington limited liability company

By:	/s/ George Grubb

Name:	George Grubb

Title:	President

EXHIBIT J
OPINION OF PLAYSTREAM'S COUNSEL
[See attached]

[form not attached to agreement]

EXHIBIT K
OPINION OF VITALSTREAM'S COUNSEL
[See attached]

[form not attached to agreement]